FIRST UNION CORPORATION
                       SECOND QUARTER REPORT


                           FIRST UNION
                               1995

                                 CONTENTS

                        Letter from the Chairman
                                     3

                            News Highlights
                                     4

                            Financial Tables
                                     6

                           Board of Directors

                          LONG-TERM PERFORMANCE

                        DIVIDENDS PER COMMON SHARE
                          (Dollars per share)
                             *Annualized

(Bar graph appears here with the following plot points.)

1978          1995
 .29           2.08*

                    BOOK VALUE PER SHARE GROWTH
                             (In dollars)
             Originally reported (adjusted for stock splits),
            not restated for pooling of interest acquisitions.

(Bar graph appears here with the following plot points.)

Dec 1978                June 1995
6.63                    33.39

                                      1
                                     ...

                               BUSINESS PROFILE

    FIRST UNION CORPORATION, A BANK HOLDING COMPANY WITH HEADQUARTERS IN CHARLOTTE, NORTH CAROLINA, HAD ASSETS OF $83.1 BILLION AT JUNE 30, 1995. ON JUNE 19, 1995, FIRST UNION ANNOUNCED AN AGREEMENT TO ACQUIRE $35 BILLION-ASSET FIRST FIDELITY BANCORPORATION. FIRST UNION CURRENTLY IS THE NATION'S NINTH LARGEST BANK HOLDING COMPANY, WITH THE FOURTH LARGEST BANKING NETWORK AND EIGHTH LARGEST AUTOMATED TELLER MACHINE NETWORK.

    FIRST UNION'S FULL-SERVICE BANKING OFFICES IN FLORIDA, NORTH CAROLINA, GEORGIA, VIRGINIA, SOUTH CAROLINA, TENNESSEE, MARYLAND AND WASHINGTON, D.C., PROVIDE A WIDE RANGE OF COMMERCIAL BANKING, CONSUMER BANKING AND RETAIL INVESTMENT SERVICES. THROUGH NEARLY 200 OFFICES IN 37 STATES, WE ALSO PROVIDE SUCH FINANCIAL SERVICES AS MORTGAGE BANKING, HOME EQUITY LENDING, CAPITAL MARKETS PRODUCTS AND SERVICES, INSURANCE AND SECURITIES BROKERAGE SERVICES.




                                 TOTAL RETURN

            IF YOU HAD INVESTED $1,000 IN FIRST UNION COMMON STOCK:


                     TOTAL DOLLAR VALUE  PERCENT CHANGE IN  COMPOUND ANNUAL
                        JUNE 30, 1995      DOLLAR VALUE      GROWTH RATE

Three Years Ago...          $ 1,336              34%             10%

Five Years Ago....          $ 2,970             197%             24%

Ten Years Ago.....          $ 3,330             233%             13%

                         ASSUMES DIVIDENDS REINVESTED.


                                      2
                                     ...

                   LETTER  FROM  THE CHAIRMAN

    Strong loan and revenue growth contributed to First Union's record quarterly earnings in the second quarter of 1995, which also included the lowest percentage of nonperforming assets to net loans and foreclosed properties in nine years.

    First Union earned $249 million, or $1.45 on a per common share basis, for the second quarter of 1995. This compared with $230 million, or $1.32, in the first quarter of 1995, and $223 million, or $1.32, in the second quarter a year ago. Second quarter 1995 results represent a return on average assets (ROA) of
1.25 percent and a return on average common stockholders' equity (ROE) of 17.71 percent. In the first half of 1995, net income applicable to common stockholders was $479 million, or $2.77 per share, compared with $440 million, or $2.59 per share, in the first half of 1994.

    We are pleased with our results, which are at the top of the range we estimated on June 19 when we announced our pending acquisition of First Fidelity Bancorporation, a $35 billion-asset banking company based in Newark, N.J., and Philadelphia, Pa. Our second quarter results confirm that both our fundamental trends and the revenue-enhancing initiatives we have undertaken in business units such as Capital Markets have helped produce continued earnings momentum.

    Key factors in First Union's second quarter 1995 results compared with the first quarter of 1995 included:

    (Bullet) Tax-equivalent net interest income growth for the 23rd consecutive quarter, to a record $836 million;

    (Bullet) Loan growth of 8 percent, to $60.0 billion;

    (Bullet) A decline in nonperforming assets to .95 percent of net loans and foreclosed properties; and

    (Bullet) Noninterest income growth of 8 percent, to $329 million.

    I am gratified by the continuing support of our stockholders. I would also like to thank our employees and directors for their invaluable contributions to the success of First Union.

Sincerely,

(Signature of Edward E. Crutchfield appears here)
Edward E. Crutchfield, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                      3
                                     ...

                               NEWS HIGHLIGHTS

RETAIL INVESTMENT SERVICES FOR INDIVIDUAL CUSTOMERS

    For individual customers, First Union has developed an extensive offering of financial planning and investment services, including a proprietary family of more than 30 mutual funds, as well as annuities and asset management accounts. First Union has led the banking industry in training and developing its own in-house investment sales force. On July 7, 1995, First Union's proprietary mutual fund family was officially renamed "The Evergreen Funds." The Evergreen Funds have grown to more than $9 billion in assets under management, including the June 30, 1995, acquisition of most of the Florida-based ABT family of mutual funds.


NATIONWIDE TELEPHONE BANKING SERVICE LAUNCHED

    First Union has launched a new nationwide telephone banking service designed to attract customers in all 50 states. First Union's "telephone branch" allows new or existing First Union customers all over the country to conveniently manage their banking and investment transactions over the phone.

    First Union's telephone branch offers every banking service available at First Union's more than 1,300 branches in the Southeast through one toll-free number (1-800-413-7898). Anyone in the United States can open First Union checking and savings accounts, transfer funds, apply for mortgage, home equity or car loans, request credit cards and conduct other banking transactions by simply picking up the phone. By year's end, customers will also be able to purchase a variety of investment products, including mutual funds and annuities, through the phone service.


FIRST UNION ON THE "INTERNET"

    First Union offers information, an electronic marketplace, and secured, on-line credit card applications over the Internet global computer network. First Union's First Access Network is available at URL:http://www.firstunion.com/. Electronic mail can be sent to the address of COMMENTS@FIRSTUNION.COM. First Union is the intermediary for an electronic marketplace called "CommunityCommerce(sm)" on the World Wide Web at URL:http://www.firstunion.com/community/comcom.html/.


                                      4
                                     ...

CAPITAL MARKETS GROUP INCREASINGLY ACTIVE

    The Capital Markets Group provides loan syndications, private placements, asset securitizations, international trade finance, risk management products and other sophisticated financing solutions for corporate customers. These products and services are increasingly strong contributors to noninterest income. For example, during the second quarter of 1995, First Union's Capital Markets Group completed its first commercial mortgage securitization, a $250 million transaction that will contribute to noninterest income in the third quarter of 1995. In addition, the Capital Markets Group leveraged the origination capability of the organization by completing a $65 million private placement of home equity loans originated by First Union Home Equity Bank. First Union Capital Markets also has received approval from the Federal Reserve Board to engage in debt underwriting and dealing activities, one of a select group of U.S. bank holding companies to receive such powers.


INTERNATIONAL GROUP FACILITATES CUSTOMERS' TRADE FINANCE

    First Union also has opened a gateway to facilitate its export/ import customers' trade between the United States, Latin America and Asia through a new branch office at Lippobank headquarters in Los Angeles. The office is linked to First Union's corporate headquarters in North Carolina via satellite. This is the second partnership that First Union has formed with the Lippo Group. The two banking companies joined forces in December 1994 to form a jointly owned deposit-taking company, "First Union HKCB Asia, Ltd." to provide trade finance services to customers in Hong Kong, mainland China and the United States.


DIVIDEND INCREASED 13%

    First Union announced a 13 percent increase in its common stock dividend to 52 cents per share, or $2.08 on an annualized basis, representing the 18th consecutive year that First Union has increased its dividend. First Union, including its predecessor Union National Bank, has paid a dividend every year since 1914. The common stock dividend is payable on September 15, 1995, to stockholders of record as of August 31, 1995.


                                      5
                                     ...

                        FINANCIAL TABLES
      FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)

 .................................
FINANCIAL HIGHLIGHTS



                                                         THREE MONTHS ENDED      PERCENT        SIX MONTHS ENDED    PERCENT
                                                              JUNE 30,          INCREASE            JUNE 30,        INCREASE
                                                        1995             1994  (DECREASE)      1995        1994    (DECREASE)

(IN THOUSANDS EXCEPT PER SHARE DATA)
Net income                                           $  249,136         229,620    8.5%     $  486,045    452,079      7.5%
Dividends on preferred stock                                  -           6,201 (100.0)          7,029     11,927    (41.1)
Net income applicable to common stockholders         $  249,136         223,419   11.5%     $  479,016    440,152      8.8%
Net income per common share                          $     1.45            1.32    9.8%     $     2.77       2.59      6.9%
Average common shares                                   171,562         169,064    1.5         172,745    169,689      1.8
Common stockholders' equity                          $5,736,847       5,104,540    12.4     $5,736,847  5,104,540     12.4
Total stockholders' equity                            5,736,847       5,388,581     6.5      5,736,847  5,388,581      6.5
Book value per common share                          $    33.39           29.54    13.0     $    33.39      29.54     13.0
Actual common shares                                    171,837         172,797     (.6)       171,837    172,797      (.6)
Common stock period-end price                        $   45.250          46.125    (1.9)%   $   45.250     46.125    (1.9)%


 .................................
EARNINGS SUMMARY


                                                                                                             2Q '95
                                                              1995                 1994                        VS.
(IN THOUSANDS EXCEPT PER SHARE DATA)                  2Q            1Q         4Q        3Q         2Q       2Q '94
Net interest income (a)                           $   836,373     801,788   801,705    799,339    775,005      7.9%
Provision for loan losses                              44,000      32,500    25,000     25,000     25,000     76.0
Net interest income after provision
   for loan losses (a)                                792,373     769,288   776,705    774,339    750,005      5.6
Securities available for sale transactions              1,243       3,635    (9,926)    (2,946)    (2,935)   142.4
Investment security transactions                        1,233         217       411      2,286        694     77.7
Noninterest income                                    326,503     301,539   311,419    303,259    276,011     18.3
Noninterest expense                                   714,739     684,702   703,948    682,219    651,220      9.8
Income before income taxes (a)                        406,613     389,977   374,661    394,719    372,555      9.1
Income taxes                                          135,291     130,963   120,705    130,147    119,223     13.5
Tax-equivalent adjustment                              22,186      22,105    22,407     22,820     23,712     (6.4)
Net income                                            249,136     236,909   231,549    241,752    229,620      8.5
Dividends on preferred stock                                -       7,029     6,831      6,595      6,201   (100.0)
Net income applicable to common stockholders
    before redemption premium                         249,136     229,880   224,718    235,157    223,419     11.5
Redemption premium on preferred stock                        -          -    41,355          -          -        -
Net income applicable to common stockholders
    after redemption premium                     $   249,136     229,880   183,363    235,157    223,419     11.5%
Net income per common share before
    redemption premium                            $      1.45        1.32      1.28       1.35       1.32      9.8%
Net income per common share after
    redemption premium                            $      1.45        1.32      1.04       1.35       1.32      9.8%


(a) Tax-equivalent

          6                                                         7
         ...                                                       ...

                              FINANCIAL TABLES
           FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)



 .................................
AVERAGE BALANCE SHEET SUMMARY

                                                                                                       2Q '95
                                            1995                        1994                             VS.
                                     2Q             1Q             4Q           3Q            2Q       2Q '94

(IN THOUSANDS)
Loans, net
Earning assets                  $ 57,873,346     54,414,946    52,583,743    50,012,757    47,321,742    22.3%
Total assets                      72,541,610     69,928,734    68,025,926    65,961,440    64,947,525    11.7
Noninterest-bearing deposits      80,255,045     77,493,079    75,433,408    73,020,089    71,826,000    11.7
Consumer time deposits            10,256,782      9,978,428     9,997,860     9,927,448    10,067,077     1.9
Other time deposits               42,734,369     42,022,608    41,083,499    39,975,098    39,374,766     8.5
Common stockholders' equity (a)    4,663,017      5,271,533     4,031,040     3,632,802     2,895,097    61.1
Total stockholders' equity (a)     5,642,420      5,579,362     5,601,222     5,396,497     5,112,116    10.4
                                $  5,642,420      5,579,362     5,837,407     5,680,537     5,396,156     4.6%


 ...............................

CAPITAL RATIOS (B)

Tier 1 capital
Total capital                           6.90%          7.53          7.76          8.84          9.30
Leverage                               11.65          12.59         12.94         14.20         14.68
                                        5.75%          6.02          6.12          6.77          6.67

 ...............................

INTANGIBLE ASSETS

(IN THOUSANDS)
Intangible assets
   Goodwill                     $    945,295        742,435       754,417       763,832       682,570
   Deposit base premium              443,830        422,827       437,025       319,522       224,918
   Other                               6,243          6,844         7,465         8,134         9,118
     Total                      $  1,395,368      1,172,106     1,198,907     1,091,488       916,606
Mortgage servicing rights       $    101,024         80,266        84,898        89,666        79,826
Credit card premium             $     51,005         54,703        58,494        62,463        67,524


(a) Average common stockholders' equity and average total stockholders' equity exclude average net unrealized gains or losses on debt and equity securities.
(b) The second quarter 1995 ratios are based on estimates and exclude net unrealized gains or losses on debt and equity securities.


                     8                          9
                     ...                       ...

                            FINANCIAL TABLES
         FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)

 .................................
OTHER FINANCIAL DATA


(DOLLARS IN THOUSANDS)

                                                                       1995               1994                        SIX MONTHS
                                                                  2Q        1Q        4Q        3Q         2Q       1995      1994
Return on average assets (a)(b)                                  1.25%      1.24      1.22      1.31      1.28      1.24      1.28
Return on average common equity before redemption premium
  (a)(c)                                                        17.71      16.71     15.92     17.29     17.53     17.22     17.53
Return on average common equity after redemption premium
  (a)(c)                                                        17.71      16.71     12.99     17.29     17.53     17.22     17.53
Net interest margin (a)                                          4.62       4.57      4.71      4.84      4.78      4.61      4.78
Allowance as % of loans, net                                     1.61       1.74      1.81      1.95      2.06      1.61      2.06
Allowance as % of nonaccrual and restructured loans               222        224       245       203       192       222       192
Allowance as % of nonperforming assets                            170%       168       175       154       152       170       152
Loan losses                                                  $ 88,857     61,962    72,223    72,120    54,516   150,819   110,585
Loan recoveries                                                24,665     19,495    19,424    24,964    22,745    44,160    47,624
  Loan losses, net                                           $ 64,192     42,467    52,799    47,156    31,771   106,659    62,961
 As % of average loans, net (a)                                   .44%       .31       .40       .38       .27       .38       .27
Nonperforming assets
  Commercial nonaccrual                                      $210,464    200,915   155,752   154,861   159,858   210,464   159,858
  Real estate nonaccrual                                      225,802    231,183   241,886   339,881   363,433   225,802   363,433
     Total nonaccrual loans                                   436,266    432,098   397,638   494,742   523,291   436,266   523,291
  Restructured loans                                              630        670     1,872       674     2,730       630     2,730
  Foreclosed properties                                       132,204    144,188   158,464   158,234   136,408   132,204   136,408
     Total nonperforming assets                              $569,100    576,956   557,974   653,650   662,429   569,100   662,429
As % of loans, net and foreclosed properties                      .95%      1.03      1.03      1.26      1.35       .95      1.35



(a) Annualized.
(b) Based on net income.
(c) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains or losses on debt and equity securities.








                10                                          11
                ...                                         ...

            CONSOLIDATED STATEMENTS  OF INCOME
       FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)
(IN THOUSANDS)

                                                               THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                    JUNE 30,                   JUNE 30,
                                                                1995         1994          1995         1994
Interest Income
   Interest and fees on loans                              $ 1,315,702      999,611     2,515,625    1,945,762
   Interest and dividends on securities available for
     sale                                                      117,747      147,755       240,747      295,313
   Interest and dividends on investment securities
     Taxable income                                             48,457       26,632        94,770       45,461
     Nontaxable income                                          21,156       24,341        43,477       48,951
   Trading account interest                                     15,459       13,377        35,373       23,769
   Other interest income                                        34,004       23,490        70,425       38,558
     Total interest income                                   1,552,525    1,235,206     3,000,417    2,397,814
Interest Expense
   Interest on deposits                                        502,056      333,182       968,794      651,866
   Interest on short-term borrowings                           153,497      103,029       291,751      182,133
   Interest on long-term debt                                   82,785       47,702       146,002       85,917
     Total interest expense                                    738,338      483,913     1,406,547      919,916
Net interest income                                            814,187      751,293     1,593,870    1,477,898
Provision for loan losses                                       44,000       25,000        76,500       50,000
Net interest income after provision for loan losses            770,187      726,293     1,517,370    1,427,898
Noninterest Income
   Trading account profits                                      10,265       10,247        11,801       17,570
   Service charges on deposit accounts                         117,625      107,083       227,752      215,105
   Mortgage banking income                                      25,415       12,239        49,001       31,660
   Capital management income                                    67,754       50,380       135,167      101,329
   Securities available for sale transactions                    1,243       (2,935)        4,878        1,365
   Investment security transactions                              1,233          694         1,450        1,309
   Fees for other banking services                              24,093       17,959        46,021       31,716
   Merchant discounts                                           17,775       15,283        34,408       29,644
   Insurance commissions                                        10,511       10,705        22,001       20,695
   Sundry income                                                53,065       52,115       101,891      104,073
     Total noninterest income                                  328,979      273,770       634,370      554,466
Noninterest Expense
   Personnel expense                                           351,511      312,718       693,170      622,358
   Occupancy                                                    57,433       56,877       116,834      117,268
   Equipment rentals, depreciation and maintenance              63,292       52,440       129,209      109,140
   Postage, printing and supplies                               26,367       23,910        57,804       49,192
   FDIC insurance                                               30,935       30,155        61,097       60,094
   Professional fees                                            16,503       12,031        33,766       22,939
   Owned real estate expense                                     1,926        4,908         5,146       10,204
   Amortization                                                 46,187       32,355        89,838       68,733
   Sundry                                                      120,585      125,826       212,577      231,133
     Total noninterest expense                                 714,739      651,220     1,399,441    1,291,061
Income before income taxes                                     384,427      348,843       752,299      691,303
Income taxes                                                   135,291      119,223       266,254      239,224
     Net income                                                249,136      229,620       486,045      452,079
Dividends on preferred stock                                         -        6,201         7,029       11,927
     Net income applicable to common stockholders          $   249,136      223,419       479,016      440,152


                        12                                       13
                       ...                                       ...

           CONSOLIDATED BALANCE SHEETS
    FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)

(IN THOUSANDS)


                                                                      JUNE 30,
                                                                 1995            1994
Assets
   Cash and due from banks
   Interest-bearing bank balances                            $ 3,191,431       2,809,958
   Federal funds sold and securities purchased under
     resale agreements                                           446,712       1,387,532
     Total cash and cash equivalents                           2,052,236       1,909,486
   Trading account assets                                      5,690,379       6,106,976
   Securities available for sale                               1,559,021         933,011
   Investment securities                                       7,353,926       9,709,341
   Loans, net of unearned income                               3,583,906       2,995,102
   Allowance for loan losses                                  60,020,507      48,925,495
     Loans, net                                                 (969,122)     (1,007,839)
   Premises and equipment                                     59,051,385      47,917,656
   Due from customers on acceptances                           1,881,947       1,518,171
   Mortgage servicing rights                                     383,289          94,535
   Credit card premium                                           101,024          79,826
   Other intangible assets                                        51,005          67,524
   Other assets                                                1,395,368         916,606
     Total assets                                              2,050,362       2,265,653
                                                             $83,101,612      72,604,401
Liabilities and Stockholders' Equity
   Deposits
     Noninterest-bearing deposits                             10,854,459      10,207,807
     Interest-bearing deposits                                47,987,565      43,564,453
        Total deposits                                        58,842,024      53,772,260
   Short-term borrowings                                      11,012,715       8,959,378
   Bank acceptances outstanding                                  383,289          94,535
   Other liabilities                                           1,750,454       1,260,203
   Long-term debt                                              5,376,283       3,129,444
        Total liabilities                                     77,364,765      67,215,820
   Stockholders' Equity
     Preferred stock
        Class A, authorized 40,000,000 shares
          Series A, 11% cumulative perpetual;
            $25.00 stated and liquidation value                         -               -
          Series A, $2.50 cumulative
            convertible, no par value; $25.00 stated
             and liquidation value                                     -               -
          Series B, none issued                                        -               -
        Series 1990 cumulative perpetual
          adjustable rate, no par value;
          $5.00 liquidation value; authorized
            10,000,000 shares                                          -          31,592
     Common stock, $3.331/3 par value; authorized
       750,000,000 shares                                        572,790         575,989
     Paid-in capital                                           1,260,261       1,576,872
     Retained earnings                                         3,912,179       3,327,793
     Unrealized loss on debt and equity securities                (8,383)       (123,665)
        Total stockholders' equity                             5,736,847       5,388,581
        Total liabilities and stockholders'
          equity                                             $83,101,612      72,604,401



                  14                                    15
                  ...                                   ...

                                 BOARD  OF DIRECTORS

G. ALEX BERNHARDT
President and Chief Executive Officer,
Bernhardt Furniture Company
Lenoir, North Carolina
W. WALDO BRADLEY
Chairman, Bradley Plywood Corporation
Savannah, Georgia
ROBERT J. BROWN
Chairman, President and Chief
Executive Officer, B&C Associates, Inc.
High Point, North Carolina
EDWARD E. CRUTCHFIELD
Chairman and Chief Executive Officer,
First Union Corporation
Charlotte, North Carolina
ROBERT D. DAVIS
Chairman, D.D.I., Inc.
Jacksonville, Florida
R. STUART DICKSON
Chairman of Executive Committee,
Ruddick Corporation
Charlotte, North Carolina
B.F. DOLAN
Investor
Charlotte, North Carolina
RODDEY DOWD SR.
Chairman,Charlotte Pipe & Foundry Co.
Charlotte, North Carolina
JOHN R. GEORGIUS
President, First Union Corporation
Charlotte, North Carolina
WILLIAM H. GOODWIN JR.
Chairman, AMF Companies
Richmond, Virginia
BRENTON S. HALSEY
Chairman Emeritus,
James River Corporation
Richmond, Virginia
HOWARD H. HAWORTH
President, The Haworth Group
Morganton, North Carolina
TORRENCE E. HEMBY JR.
President, Beverly Crest Corporation
Charlotte, North Carolina


LEONARD G. HERRING
President and Chief Executive Officer,
Lowe's Companies, Inc.
North Wilkesboro, North Carolina
JACK A. LAUGHERY
Chairman, The Bagel Group, Inc.
Rocky Mount, North Carolina
MAX LENNON
President and Chief Executive Officer,
Eastern Foods, Inc.
Atlanta, Georgia
RADFORD D. LOVETT
Chairman, Commodores Point
Terminal Corporation
Jacksonville, Florida
HENRY D. PERRY JR.
Physician
Plantation, Florida
RANDOLPH N. REYNOLDS
Vice Chairman,
Reynolds Metals Company
Richmond, Virginia
RUTH G. SHAW
Senior Vice President, Corporate
Resources and Chief Administrative
Officer, Duke Power Company
Charlotte, North Carolina
LANTY L. SMITH
Chairman and Chief Executive Officer,
Precision Fabrics Group, Inc.
Greensboro, North Carolina
DEWEY L. TROGDON
Chairman, Cone Mills Corporation
Greensboro, North Carolina
JOHN D. UIBLE
Investor
Jacksonville, Florida
B.J. WALKER
Vice Chairman,
First Union Corporation
Jacksonville, Florida
KENNETH G. YOUNGER
Transportation Consultant
Gastonia, North Carolina

                                      16
                                      ...

(FIRST UNION LOGO APPEARS HERE)                  Bulk Rate
FIRST UNION CORPORATION                        U.S.Postage
Two First Union Center                                PAID
Charlotte, NC 28288-0570                    Charlotte, N.C.
                                              Permit No. 1


The First Union Quarterly report includes information released to the public and the news media on July 12, 1995. You may obtain a copy of our Second Quarter Financial Supplement, which contains more detailed financial and other information, by writing to Investor Relations, Two First Union Center, Charlotte, North Carolina 28288-0206.
There is no charge.